Exhibit 6.1

ORIGINATION SERVICES AGREEMENT

By and Between
STEWARD REALTY TRUST, INC.

and

STEWARD LENDING LLC

Dated as of
June 20, 2017

ORIGINATION SERVICES AGREEMENT

THIS ORIGINATION SERVICES AGREEMENT (“Origination Agreement” or “Agreement”) effective as of June 20, 2017 (“Effective Date”), is entered into by and between Steward Realty Trust, Inc., a Maryland corporation with its principal place of business at 33 Irving Place, New York, NY 10003 (“SRT”), and Steward Lending LLC, a New York limited liability company with its principal place of business at 33 Irving Place, New York, NY 10003 (“SL”) (each, individually, a “Party” or “party,” collectively, the “Parties” or “parties”).

WITNESSETH:

WHEREAS, SRT is in the business of providing Mortgage Loans (as defined herein); and

WHEREAS, SL is in the business of originating Mortgage Loans and providing certain origination and processing services to mortgage lenders and desires to provide those services to SRT as more particularly set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Definitions. (a) Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Account Number” means an account number or similar form of access number relating to a Borrower’s Mortgage Loan or other financial product or service with or from SRT, other than any internal identifying number assigned by SL to the Mortgage Loan.

“Affiliate” or “affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. (Capitalized terms derived from the word Affiliate (e.g., “Affiliated”) shall have the corresponding meanings). For the purposes of this definition, “control,” “controlled by,” and “under common control with” means the direct or indirect possession of ordinary voting powers to elect a majority of the board of directors or comparable body of a Person.

“Applicable Requirements” shall mean and include, as of the time of reference, collectively, (A) with respect to the Mortgage Loans, all of the following: (i) all contractual obligations, including without limitation those contractual obligations contained in this Agreement, in any agreement with any insurer or in the applicable Mortgage Loan; (ii) all applicable federal, state and local legal and regulatory requirements (including statutes, rules, administrative interpretations, regulations and ordinances as well as any of the foregoing requirements applicable to SRT by virtue of its state licenses, qualifications and exemptions); (iii) all other applicable requirements and guidelines of each investor, insurer, governmental agency, board, commission, instrumentality and other governmental body or office having jurisdiction; (iv) all other applicable judicial and administrative judgments, orders, stipulations, awards, writs and injunctions; (v) the reasonable and customary mortgage origination practices of prudent mortgage lending institutions which make mortgage loans of the same type as the Mortgage Loans in the jurisdictions in which the related Mortgaged Properties are located; (vi) any Mortgage Lending Laws; and (vii) any applicable SRT internal policies and procedures, as revised from time to time in accordance with the terms hereof, and (B) any applicable anti-bribery and anti-corruption law.

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“Approval Letter” shall mean a correspondence issued to an applicant for a Mortgage Loan, in SRT’s name by SL, approving an application for a Mortgage Loan. SL shall use SL’s standard form of approval letter subject only to such changes as the Parties shall mutually agree upon from time to time.

“Assignment” shall mean a document, sufficient under the laws of the jurisdiction where the related Mortgaged Property is located, to reflect all transfers of the Mortgage Instrument and the Mortgage Note.

“Borrower Information” means any personally identifiable information or records in any form (written, electronic, or otherwise) relating to a Borrower, any principal of a Borrower or any guarantor of a Mortgage Loan, including, but not limited to, a Borrower’s name, address, telephone number, loan number, loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information; the fact that the Borrower has a relationship with SRT; and any other personally identifiable information.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which either (i)  commercial banks are required or authorized by law to be closed in the City of New York or (ii) the New York Stock Exchange is required or authorized by law to be closed.

“Concession(s)” shall mean, with respect to a Mortgage Loan, (i) an SRT approved deviation from the applicable rate sheet regarding interest rate, origination fee and/or discount points; or (ii) a waiver by SRT of certain fees associated with a Mortgage Loan, including but not limited to, application fee, appraisal fee, or other promotional fees, which causes an addition or subtraction from the Purchase Price.

“Construction Loan” shall mean a Mortgage Loan for the purpose of financing the construction (or alteration) on Mortgaged Properties, which Mortgage Loan is funded in installments.

“Customer” shall mean the borrower under each Mortgage Loan.

“Direct Competitor” shall mean any Person who specializes in making mortgage loans to small farming businesses.

“EDP” means the electronic data processing system used by SRT and SL.

“Financial Services Firm” shall mean any Person that offers, directly or indirectly, any financial services or financial product.

“Funding Amount” shall mean an amount equal to the sum of (a) the Origination Services Fee for such loan plus (+) (b) the loan amount: provided, however, that with respect to Construction Loans, the Origination Services Fee shall be included in the Funding Amount only for the first draw.

“Guarantor” means any Person that is the guarantor of a Mortgage Loan.

“Information Security Program” means SL’s information security program to (i) insure the security and confidentiality of Borrower Information; (ii) protect against any anticipated threats or hazards to the security or integrity of the Borrower Information; and (iii) protect against unauthorized access to or use of the Borrower Information that could result in substantial harm or inconvenience to any Borrower.

“SRT Data” means any data, databases, reports and records relating to financial products from or services with SRT, including, without limitation, Account Numbers, Borrower Information, and data derived therefrom.

“SRT Privacy Policy” means SRT’s policy with respect to its Customers’ privacy, which is from time to time provided by SRT to SL in its then current form and which may be amended from time to time by SRT without the consent of SL if such amendments are required by Applicable Requirements.

“SRT Services” shall mean the Origination Services.

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“Mortgage File” shall mean the file containing (a) the Mortgage or other deed of trust, security deed, mortgage, or any other instrument which constitutes a first lien on the Mortgaged Property securing payment by a Mortgagor of a Mortgage Note, (b) the Mortgage Note, (c) the Assignments, if any, and (d) the credit and closing packages, custodial documents, applicable servicing documents, escrow documents and all other files, records and documents necessary to establish the eligibility of the Mortgage Loans for purchase.

“Mortgage Instrument” means any deed of trust, security deed, mortgage, or any other instrument which constitutes a first lien or second lien on the Mortgaged Property securing payment by a mortgagor of a Mortgage Note.

“Mortgage Loan” means a domestic, commercial purpose, mortgage loan made by SRT to its borrowers.

The term “Mortgage Loan” as used herein shall include, but not be limited to, Construction Loans.

“Mortgage Loan Documents” means the Mortgage Instruments, Mortgage Notes and Assignments.

“Mortgage Loan Pricing” means the interest rates, discount points, loan origination fees, loan application fee, closing costs and other associated cost elements for a Mortgage Loan.

“Mortgage Loan Types” means the various types of Mortgage Loans offered or to be offered pursuant to this Agreement.

“Mortgage Note” means the mortgage note, deed of trust note, security deed note or other form of promissory note executed by a Mortgagor and secured by a Mortgage Instrument evidencing the indebtedness of the Mortgagor under a Mortgage Loan.

“Mortgaged Property” means real property the acquisition of which is financed by a Mortgage Loan.

“Origination Services” shall mean the loan origination services to be performed by SL for and on behalf of SRT as detailed in this Agreement.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust or unincorporated organization, or a federal, state, city, municipal or foreign government, or an agency or political subdivision thereof.

“Personnel” of a Party shall mean such Party, its employees, subcontractors, consultants, representatives and agents.

“SL Change of Control” means the occurrence of any of the following:

(1)	the sale, lease, transfer, conveyance or other disposition, or by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of SL (or any successor entity to either thereof) to any “person," as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; or

(2)	the adoption of a plan relating to the liquidation or dissolution of SL; or

(3)	the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any “person,” as defined above, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of SL.

“SL Competitor Change of Control” means a SL Change of Control to a Direct Competitor.

“SL Data” means any data, databases, reports and records relating to Borrower Information, including data derived therefrom, that are obtained or generated by SL in connection with the establishment or maintenance of customer relationships unrelated to the Origination Services covered by the Agreement.

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“SL Pricing” shall have the meaning set forth in Section 2(a) hereof.

“Pipeline Loan” shall mean various potential Mortgage Loans which are in one of various stages of loan origination, approval and processing, as the case may be, at SRT or SL, but which, as of the Effective Date, shall not have been closed and funded.

“Privacy Requirements” means applicable federal, state and local laws, rules, regulations, and orders relating to the privacy and security of Borrower Information.

“Termination Assistance Period” shall have the meaning set forth in Section 22A(a). “Termination Assistance Services” shall have the meaning set forth in Section 22A(a).

(b) Interpretation. (i) The headings contained in this Agreement or in any Exhibit hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made part of this Agreement as if set forth herein. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.

(ii)  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(iii)  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall also be construed to mean such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar impact, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d)  all references herein to Articles, Sections or Exhibits shall be construed to refer to Articles, Sections or Exhibits of this Agreement.

Section 2. Mortgage Loan Types/Mortgage Loan Pricing. (a) SRT intends to offer its current and prospective customers (“Customers”) the types of Mortgage Loans that are currently offered or may in the future be offered as provided in Section 2(b) herein. SL shall, as and to the extent requested by SRT, be responsible for developing the various types and features of Mortgage Loans and establishing the Mortgage Loan Pricing for all Mortgage Loans (“SL Pricing”). SL shall at all times during this Agreement maintain sufficient levels of staffing and resources necessary to comply with the preceding sentence.

(b)  From time to time, SRT may request that a type of Mortgage Loan not offered by it as of the Effective Date be made available to Customers pursuant to this Agreement. SL hereby agrees to make such Mortgage Loan Type available to Customers. Upon such request, SRT and SL shall mutually agree upon the set-up and processing functions to be implemented by SL to accommodate SRT’s request. With respect to any type of Mortgage Loan Type developed by SRT after the Effective Date, SRT expressly reserves the right to trademark or copyright such new Mortgage Loan Type.

Section 3. Exclusivity. (a) For the term of this Agreement, inclusive of any Extension Term, SRT shall use SL as the exclusive provider of Origination Services with respect to all Mortgage Loans for or on behalf of SRT’s customers.

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Section 4. SL Personnel. SL shall, upon reasonable notice, permit SRT employees reasonable access to SL’s offices where it conducts Origination Services during SL’s customary working hours to observe and inspect the performance by SL of the Origination Services, including but not limited to the processing and closing of the Mortgage Loans, and to provide any information in the possession of SRT which will facilitate such closings. Under no circumstances shall SRT be deemed to have performed, nor shall it perform, any Origination Services. SL shall, at its expense, make available all customary, reasonable office space, facilities, and equipment for such employees. The salaries, travel and subsistence and other related expenses for such employees shall be borne by SRT.

Section 5. Pre-Approval Process. SL will provide Customers, for whom it has made a Pre-Approval Decision that the Customer is likely to be approved for a Mortgage Loan, with information tailored to the Customer’s individual circumstances. Such information will be designed to enable the Customer to determine the nature of the Mortgage Loan the Customer may qualify for if an appropriate property securing the Mortgage Loan is identified and all information submitted is verified.

Section 6. Operations. (a) Mortgage Loan Application Processing. For each Customer who applies for a Mortgage Loan, SL shall arrange for the receipt by the Customer, as promptly as practicable under the circumstances, and in any event in accordance with applicable law, of (i) the Mortgage Loan application for the Customer to review and sign accompanied by a request for appropriate Customer documents and (ii) all Mortgage Loan disclosures completed, as appropriate, in the name of SRT. In addition, and to the extent required or permitted under SRT Underwriting Guidelines, as applicable, SL shall: (i) verify the Customer’s credit history; (ii) if requested by SRT, obtain an appraisal or other appropriate valuation of the real property that will secure the Customer’s Mortgage Loan; (iii) cause to be conducted a review of or report on the status of the legal title to the real property prepared by a qualified title company or other entity acceptable to SL and SRT; (iv) evaluate the employment history of the Customer’s principals; (v) evaluate information provided with respect to the Customer by SRT; (vi) perform such other underwriting functions as SL deems appropriate; and (vii) communicate a loan decision or counteroffer to the Customer in accordance with all applicable laws. SL shall have the right to select all settlement service providers utilized in fulfilling the processing described hereunder.

(b)  Degree of Care. SL shall perform the origination, processing, underwriting, approval, closing, shipping, and other Origination Services as set forth in this Agreement on all Mortgage Loans and SL shall process all Mortgage Loans on behalf of, and in the name of, SRT in accordance with Applicable Requirements and with no less degree of care than SL would exercise when it originates mortgage loans for its own account. SL shall issue Approval Letters on those applications which generally satisfy SRT Underwriting Guidelines. All Approval Letters issued with respect to Mortgage Loans shall be for loans to be made at the interest rates set forth on the applicable rate sheet provided by SL or SRT, as the case may be, for the product in question, taking into account the applicable origination points, discount points, Concession and/or lock-in fees.

(c)  Mortgage Loan Closing. SL shall use its best efforts to complete the processing and closing of all Mortgage Loans originated pursuant to this Agreement in the time frame requested by the Customer at the time of Mortgage Loan application. SL shall: (i) prepare all required Mortgage Loan closing documents in the name of SRT in accordance with SRT’s applicable state and/or federal lending licenses, other authorizations or exemptions, as the case may be; (ii) arrange for their execution by Customer, as appropriate; (iii) provide the Customer with a copy of the SRT Privacy Policy in accordance with the Privacy Requirements; and (iv) arrange for the Mortgage Loan closing. All Mortgage Loans shall be closed in the name of SRT, except in the case of Mortgage Loans in which there are co-investors with SRT, in which event SRT shall notify SL of the name or names in which the Mortgage Loan shall be closed.

(d)  Exception Loans. SL shall promptly advise SRT about any application for a Mortgage Loan that SL determines does not meet the SRT Underwriting Guidelines (“Exception Loan”). SRT may, in its sole discretion, advise SL to process such Mortgage Loan and, if so, upon what terms and conditions SL shall process such Mortgage Loans. SRT shall at all times during this Agreement maintain sufficient levels of staffing and resources necessary to comply with the preceding sentence. Upon such direction by SRT, SL shall complete the performance of the Origination Services with respect to such Exception Loan. SL shall issue Approval Letters on those applications associated with an Exception Loan. All Approval Letters issued with respect to Exception Loans shall be for loans to be made at the interest rates set forth on the SRT rate sheet for the applicable product type, taking into account the applicable origination points, discount points, Concessions and/or lock-in fees. SRT shall reimburse SL for any reasonable, customary and documented out-of-pocket costs and expenses incurred in the origination of any Exception Loan, to the extent such documented out-of-pocket costs and expenses exceed SL’s normal costs and expenses incurred with respect to the origination of a Mortgage Loan.

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(e)  Compliance and Performance Reviews. SRT, its officers, employees and agents, including third-party attorneys and accountants and auditors, and regulatory officials with regulatory authority over SRT may, from time to time, and at their sole cost and expense, perform reviews, including, but not limited to, onsite visits to ensure that SL is conducting its activities and performing its obligations under this Agreement in accordance with all Applicable Requirements. SL shall provide, during normal business hours and reasonable advance notice, access to such documents, books, reports, policies and procedures, personnel and systems and other support and assistance as SRT may reasonably request for the purpose of carrying out such reviews. SRT’s rights under this paragraph shall survive any subsequent sale of any Mortgage Loan to SL.

(f)  Access to Documents and Employees. SL hereby agrees that it shall, at its sole cost and expense, make available, or cause to be made available, to SRT or any person designated by SRT, in a timely manner, all documents or materials in the possession of SL that SRT is required to supply to any federal, state or local regulatory body with respect to the matters contemplated by this Agreement. In furtherance of the foregoing, SL shall, at its sole cost and expense, make available, or cause to be made available, during normal business hours and reasonable advance notice, to SRT or any person designated by SRT, resources, including, but not limited to, access to employees, sufficient to respond adequately to any issue or concern raised by such federal, state or local authorities. Any fine, penalty, levy or restitution ordered by any such federal or state body that would give rise to indemnity by SL pursuant to Section 32 herein shall be paid by SL or, if SRT shall have paid any such amount, SL shall immediately reimburse SRT for such amount. SRT’s rights under this paragraph shall survive any subsequent sale of any Mortgage Loan to SL.

(g)  SL Maintenance of Licenses. SL hereby agrees that it shall, at its own cost and expense, obtain and maintain any and all licenses and registrations, and cause any of its employees to obtain any and all licenses and registrations that are necessary or desirable in the performance of the Origination Services to be provided by SL pursuant to the terms of this Agreement.

(h)  SRT Maintenance of Licenses. SRT hereby agrees that it shall, at its own cost and expense, obtain and maintain any and all licenses and registrations, and cause any of its employees to obtain any and all licenses and registrations, that are necessary to permit the Mortgage Loans to be originated in its name as contemplated by this Agreement and to file required reports and respond to investigations and inquiries of state examiners in relation thereto and to submit any reports thereto. SRT shall at all times during this Agreement maintain sufficient levels of staffing and resources necessary to comply with the preceding sentence although nothing herein shall be construed to relieve SL of its obligations to comply with Applicable Requirements pursuant to the terms of this Agreement. Further, SL acknowledges and agrees that it is SL’s responsibility to promptly furnish SRT with such information and documentation requested by SRT that is reasonable or necessary to comply with its obligations under this paragraph (h).

(i)  Work Policy. Personnel of either Party working on the premises of the other Party (excluding in the case of SL, premises of SRT leased to SL), and all other Personnel required by statute or government rules or regulations, shall comply with the safety, security and other regulations of the other Party generally applicable to its outside contractors and Personnel particular to each work location, including, where applicable, internal security department fingerprinting, photographing and screening processes. Personnel of a Party, when deemed appropriate by the other Party, will be issued visitor identification cards. Each such card will be surrendered upon demand by the other Party or upon termination of this Agreement or completion of the relevant SRT Services. Unless otherwise agreed by the Parties, Personnel of each Party will observe the working hours, working rules, and holiday schedules of the other Party while working on the other Party’s premises (excluding in the case of SL, premises of SRT leased to SL). Each Party shall advise the other Party immediately in the event that any Personnel with security access to any premises of the other Party (i) is no longer assigned to perform SRT Services, or (ii) is no longer employed by such Party.

(j)  Use of Hardware and Software. In the event that SL shall be performing SRT Services on behalf of SRT and any third party utilizing common hardware and/or software, SRT shall have the right, on reasonable notice to SL and at SRT’s sole cost and expense, to audit such hardware and software to ensure segregation of SRT Data from third party data adequate to prevent unauthorized disclosure of SRT Data to third parties, and to ensure the security of SRT Data in accordance with normal industry practices, provided that such audit shall not disrupt SL’s ability to perform the SRT Services.

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(k)  Technical Architecture Standards. On notice thereof, SL shall comply with all reasonable SRT information management technical architecture standards related to interfacing with SRT systems, as identified and amended by SRT from time to time.

(l)  Compliance with Policies. SL shall, upon notice thereof by SRT, comply with all of SRT’s commercially reasonable policies and procedures regarding security and safeguarding of SRT Data.

Section 7. Mortgage Loan Funding. SL shall send SRT written funding instructions via facsimile, email and email attachments in the standard form mutually agreed to by the Parties for each funding of a Mortgage Loan or construction draw related to a Mortgage Loan to be closed by SL on behalf of SRT. Upon receipt of each such funding instruction from SL, SRT shall fund the Mortgage Loan Funding Amount by wire transfer of immediately available funds to an account designated by SL. Such account shall be a custodial account held by SL for the benefit of SRT. SL shall not request SRT to fund a Mortgage Loan or construction draw for a Construction Loan more than one (1) Business Day prior to the date SL expects to disburse the proceeds of such Mortgage Loan Funding Amount. By giving such funding instructions, SL shall be deemed to have certified to SRT that all conditions of the Approval Letter are satisfied, and such Mortgage Loan shall, upon closing, satisfy all Applicable Requirements.

Section 8. Communications. (a) The Parties shall develop commercially reasonable, appropriate and cost- effective voice, data, facsimile and e-mail processes and systems to support communication between them, including the distribution of products, pricing, service level status, loan processing status, and Customer information and funding or purchasing of Mortgage Loans. Each Party shall pay the costs it incurs in developing such communications.

(b) SL shall provide SRT on a weekly, monthly, quarterly or yearly basis, as the case may be, such reports as SRT may reasonably request regarding the current status of all loans made by SL, and the financial condition, activities and other information regarding the business and affairs of SL.

Section 9. Retention of Marketing Rights. Nothing in this Origination Agreement shall restrict, limit or prohibit in any way SRT’s right to offer other products and services to Customers and former Customers as well as any other individual or entity.

Section 10. Origination Services Fee. (a) For SL’s services (including the provision of certain facilities if requested by SRT) as described in this Origination Agreement, and for the liability SL assumes in providing such services and facilities, SL shall collect from the Customer a fee (an “Origination Services Fee”) of no less than two percent (2.0%) nor more than three percent (3.0%) of the principal amount (the exact percentage to be determined by SL in its sole discretion) of each Mortgage Loan, processed and closed by SL hereunder.

(b)     Customer agrees to pay the Origination Services Fee to SL at the time of Mortgage Loan Funding as part of the Mortgage Loan Funding Amount as described in Section 7.

(c)     SL hereby agrees to perform its services for and on behalf of SRT in a manner consistent with reasonable commercial practices associated with the origination of Mortgage Loans.

(d)     The Parties agree that the amount of the Origination Assistance Fee is equal to the fair market value of the services and facilities (if any) provided and liability assumed by SL under this Origination Agreement from and after the Effective Date.

Section 11. Customer Fees and Charges. (a) At Mortgage Loan closing and at such other times as may be customary, the closing agent may collect from the Customer and forward to SL an amount (“Customer Fees and Charges”) equal to the sum of: (i) all reasonable charges or fees paid or incurred by SL for taking the Mortgage Loan application, locking in Mortgage Loan Pricing, surveys, title insurance premiums, appraisal fees, abstract and attorneys’ fees, recording or registration charges, escrow fees, document preparation fees, credit report charges, tax service fees and similar charges, and all other reasonable and customary third-party charges for settlement services contracted for and permitted by applicable law related to the origination of a Mortgage Loan; and (ii) all origination and discount points or other similar amounts described in the Mortgage Loan Pricing for such Mortgage Loan.

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(b)  SRT may, from time to time, establish and set the amount of the Origination Service Fee to be charged to the Customer as part of the Customer Fees and Charges, and SL hereby agrees to charge, or cause the closing agent to charge, each Customer such amount.

(c)  With respect to all Mortgage Loans, any non-third party fees charged to the Customer shall be collected by SL and shall be remitted promptly to SRT.

(d)  SL will collect, control and manage all Customer Fees and Charges and any other application fees, deposits and other fees paid by loan applicants to or for the credit of SRT and disburse Customer Fees and Charges in a timely and accurate manner to third-party service providers, SRT, or SL, as applicable (e.g., good-faith deposit, application fees).

(e)  The amount, payor and payee of any Customer Fees and Charges shall be described in the Mortgage Loan Disclosures in accordance with any applicable Mortgage Lending Laws, as defined herein, and the form of settlement statements mutually agreed to by SRT and SL. SL shall retain and distribute the Customer Fees and Charges to third parties or SRT, as the case may be, including settlement service providers, in accordance with applicable law and this Origination Agreement. SL covenants and agrees that the payment of Customer Fees and Charges to third parties shall be made in a timely manner, in accordance with payment terms governing such relationships, and any failure to do so shall be subject to the indemnity set forth in Section 30 herein.

Section 12. Legal and Regulatory Compliance. a) The communications made and actions taken or not taken by SL when performing its obligations under this Origination Agreement shall comply in all material respects with the requirements of all Applicable Requirements and all applicable Mortgage Lending Laws. As used in this Origination Agreement, the term “Mortgage Lending Law” means any federal, state or local constitution, statute, rule, regulation or similar legal requirement (whether or not any of the foregoing specifically references or is limited in application to mortgages) applicable to the communication with, and marketing directed toward customers; the application for Mortgage Loans; the Mortgage Pre-Approval Decision process described herein; the processing of Mortgage Loan applications; the communication to the Customer of a Mortgage Loan underwriting decision; and the closing and funding of a Mortgage Loan as well as the preparation, execution and delivery of Mortgage Loan Documents and Mortgage Loan Disclosures. As used in this Origination Agreement, the term “Mortgage Loan Documents” shall mean the Mortgage Loan application form or other document of similar function, the loan agreement, the note, mortgage, deed of trust, security deed or other security instrument, rider, addendum and any other document executed or delivered in connection with a Mortgage Loan. The term “Mortgage Loan Disclosure” shall mean any disclosure, notice or other document that, according to a Mortgage Lending Law, is to be provided to a Customer by or on behalf of SRT in connection with a Mortgage Loan and an application for a Mortgage Loan.

(b)  Notwithstanding the provisions of Section 12(a), SL shall have no obligation under this Origination Agreement with respect to a violation of a Mortgage Lending Law if such violation is due to the failure of SRT to perform one or more of its duties or obligations under this Agreement.

(c)  Each party shall keep in full effect their respective existences and good standing in the states of their organization, and will obtain and preserve their respective qualifications to do business as foreign entities in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and/or to perform their respective duties under this Agreement.

(d)  SL shall not make any loans on behalf of SRT or otherwise engage in activities in performing Origination Services hereunder that would be generally viewed by the mortgage industry to be “predatory.”

(e)  SL shall promptly inform SRT in writing of any notices it receives with respect to any lawsuits, governmental investigations and/or findings with respect to Mortgage Loans originated and closed hereunder.

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Section 13. Mortgage Loan Representations, Warranties and Covenants of SL. SL represents, warrants and covenants to SRT, with respect to each Mortgage Loan processed or closed by SL under the terms of this Origination Agreement, as of the date of the Mortgage Loan’s closing, that:

(a)  Each Mortgage Loan underwritten and approved by SL for closing meets SRT Underwriting Guidelines and Mortgage Loan Pricing applicable to that Mortgage Loan Type in all material respects.

(b)  The procedures used by SL to receive and process applications and apply the SRT Underwriting Guidelines, as applicable, to such applications and close and fund Mortgage Loans comply in all material respects with all Applicable Requirements, including but not limited to applicable Mortgage Lending Laws, and the applicable rules and regulations under all such laws.

Section 14. Representations. Warranties and Covenants of SL for Mortgage Loans. SL hereby represents and warrants to SRT, as to each Mortgage Loan processed by SL under this Agreement (including those loans for which no closing occurs, to the extent applicable), and as of each respective closing date or such other date as may be specified below, that:

(a) With respect to those Mortgage Loans for which there is a requirement to deposit funds into an escrow account for payment of taxes, assessments, insurance premiums and similar items as they become due, there are no delinquent taxes, ground rents, water charges, sewer rents, assessments or other outstanding charges which constitute a lien on the related Mortgaged Property. No escrow deposits or escrow payments or other charges or payments due have been capitalized under the related Mortgage or Mortgage Note;

(b) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments contained in the Mortgage File, approved, if necessary, by any insurer under any primary insurance policy and recorded in all places necessary to maintain the first priority of the lien;

(c) All buildings and other structures upon the Mortgaged Property are required to be insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customarily included in extended coverage in the area where the Mortgaged Property is located, pursuant to standard hazard insurance policies in an amount which is equal to the lesser of (A) the replacement cost of the improvements securing such Mortgage Loan or (B) the principal balance owing on such Mortgage Loan. To the best knowledge of SL, all such standard hazard policies are in effect. On the date of origination, such standard hazard policies contained a standard mortgagee clause naming SRT or the originator of the Mortgage Loan and their respective successors in interest as mortgagee and, to the best knowledge of SL, such clause is still in effect and, to the best of SL’s knowledge, all premiums due thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor;

(d) At the time of origination of such Mortgage Loan and thereafter, all Applicable Requirements have been complied with in all material respects, including, without limitation, usury, real estate settlement procedures, and disclosure laws required to be complied with by the originator of the Mortgage Loan and applicable to the Mortgage Loan;

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(e) Ownership of the Mortgaged Property is held in fee simple or a long-term leasehold estate. With respect to Mortgage Loans that are secured by a leasehold estate, (i) the lease is valid, in full force and effect, and conforms to all requirements for leasehold estates in the jurisdiction in which the Mortgaged Property is located; (ii) all rents and other payments due under the lease have been paid; (iii) the lessee is not in default under any provision of the lease; (iv) the term of the lease exceeds the maturity date of the related Mortgage Loan by at least five (5) years; and (v) the terms of the lease provide a Mortgagee with an opportunity to cure any defaults. Except as permitted by the fourth sentence of this paragraph, the Mortgage is a valid, subsisting and enforceable first lien on the Mortgaged Property, including all buildings and other structures on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note’s original principal balance. The Mortgage and the Mortgage Note do not contain any evidence on their face of any security interest or other interest or right thereto by any third party. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally, or which are specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and either (A) which are referred to or otherwise considered in any appraisal made for the originator of the Mortgage Loan, or (B) which do not in the aggregate adversely affect the appraised value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein.

(f) The Mortgage Note is not subject to a third-party’s security interest or other rights or interest therein;

(g) The Mortgage Note and the related Mortgage are genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms subject to bankruptcy, insolvency and other laws of general application affecting the rights of creditors. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. An obligor (including but not limited to any guarantor) of the debt evidenced by the Mortgage Note is a natural person;

(h) Each Mortgage Loan is covered by an ALTA lender’s title insurance policy or other generally acceptable form of policy of insurance, issued by a title insurer qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the borrower, and its successors and assigns, and naming SL and/or SRT, and their respective successors and assigns, as additional insureds as their interests may appear, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan;

(i) To the best of SL’s knowledge, there are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and, to the best of SL’s knowledge, no rights are outstanding that under law could give rise to such lien) affecting the related Mortgaged Property which are or may be liens prior to or equal to, the lien of the related Mortgage;

(j) To the best of SL’s knowledge, and except as disclosed by SL in any exhibit hereto, all improvements subject to the Mortgage, lie wholly within the boundaries and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances and building laws and ordinances;

(k) Each Mortgage Loan was originated by SL on behalf of SRT. Each Mortgage Loan was underwritten in accordance with the SRT Underwriting Guidelines as in effect at the time of origination. The Mortgage contains the usual and customary provision of SL at the time of origination for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan if the related Mortgaged Property is sold or encumbered without the prior consent of the Mortgagee thereunder;

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(l) The Mortgaged Property at origination was and, to the best of SL’s knowledge currently is, free of material damage and waste and at origination there was, and to the best of SL’s knowledge there currently is, no proceeding pending for the total or partial condemnation thereof;

(m) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee’s sale or judicial foreclosure, and (2) otherwise by judicial foreclosure. SL has no knowledge of any homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage;

(n) If the Mortgage constitutes a deed of trust, a trustee, duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable to the trustee under the deed of trust, except in connection with a trustee’s sale or attempted sale after default by the Mortgagor;

(o) SL has in full force and effect an errors and omissions policy or policies and a blanket bond in coverage amounts consistent with those prevailing in the industry. SRT shall have the right to obtain a copy of such policies or blanket bond at any time and be named as an additional insured as its interests may appear if SRT deems it appropriate and necessary to be so named; and

(p) If a Mortgage Loan originated pursuant to this Agreement is subsequently purchased by SL, SL shall not be deemed to have made any of the representations contained in this Section 14 with respect to such Mortgage Loan.

The representations and warranties set forth above shall survive the transfer of the Mortgage Loans and the delivery of the Mortgage Files as between SRT and SL, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination of any Mortgage File. Upon discovery by either SL or SRT of a breach of any of the foregoing representations and warranties that materially and adversely affects the interests of SRT in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. SL shall have a period of ninety (90) days from its discovery or its receipt of notice of any such breach within which to correct or cure such breach. If any such breach cannot be corrected or cured within such ninety (90)-day period, SL shall, at SRT’s option, promptly purchase any such Mortgage Loan from SRT for an amount equal to the unpaid principal balance of such Mortgage Loan on the date of purchase, plus any accrued and unpaid interest and applicable fees which shall have been collected by SL from a Customer as of the date of repurchase.

Section 15. Mortgage Loan Representations and Warranties of SRT. SRT, on behalf of itself and SRT Affiliates, represents and warrants to SL, with respect to each Mortgage Loan, that:

(a) To the best of SRT’s knowledge, information and belief, all information provided by SRT to SL pursuant to this Agreement is true and accurate, in all material respects.

(b) SRT has complied in all material respects with the Mortgage Lending Laws applicable to its obligations under this Agreement.

(c) SRT Underwriting Guidelines comply with applicable Mortgage Lending Laws in all material respects.

Section 16. General Representations, Warranties and Covenants of SL. SL represents and warrants and covenants to SRT, as of the Effective Date and throughout the term of this Origination Agreement, that:

(a) SL is a corporation limited liability company, duly organized and validly existing under the laws of its jurisdiction of organization and is duly qualified to do business in each jurisdiction in which the nature of its presence and activities requires such qualification.

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(b) To the best of SL’s knowledge, information and belief, all information provided by SL to SRT pursuant to this Agreement is true and accurate, in all material respects.

(c) SL has the corporate power and authority to enter into and perform this Origination Agreement and the transactions contemplated hereby. The Origination Agreement has been duly authorized by all necessary corporate action of SL. This Origination Agreement constitutes the legal, valid, and binding obligation of SL enforceable in accordance with its terms, except as such enforceability may be subject to: (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally; and (ii) general principles of equity (regardless of whether such enforcement is sought in equity or at law).

(d) SL has all federal, state, and local governmental authorizations, approvals or licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted and as contemplated by this Agreement or as it is proposed to be conducted, including but not limited to: (i) being duly qualified to transact business in each jurisdiction in which such qualification is required; and (ii) being duly licensed and in good standing to originate, process, underwrite and close Mortgage Loans in each state in which such license is required.

(e) The performance of this Origination Agreement by SL shall not violate or conflict with SL’s Articles of Incorporation or by-laws or any material contracts or other instruments to which it is a party or by which it is bound.

(f) No action, suit or proceeding is pending, or, to SL’s knowledge, threatened, against SL that would prevent SL from consummating the transactions contemplated by this Origination Agreement.

(g) SL shall perform its obligations under this Origination Agreement in accordance with prudent mortgage loan origination practices, applicable Mortgage Lending Laws and any other Applicable Requirements, and generally as if the Mortgage Loans were originated, processed, underwritten and closed in the name and for the benefit of SL rather than SRT.

(h) SL agrees to use commercially reasonable efforts to do all acts and things that SRT may reasonably request for the purpose of complying with any requests related to (i) the imposition of new or modified requirements by any regulatory agency with supervisory authority over SRT, (ii) the need to address criticisms or suggestions made by any regulatory agency in the course of an examination of SRT, and (iii) the need to modify existing procedures to address technological changes or improvements in the provision of services covered by this Agreement. SL shall be reimbursed by SRT for any documented, material, incremental costs it incurs in complying with clause (iii) of the preceding sentence.

Section 17. General Representations, Warranties and Covenants of SRT. SRT represents and warrants to SL, as of the Effective Date and throughout the term of this Origination Agreement, that:

(a) As of the Effective Date, SRT is a corporation, duly organized and validly existing under the laws of Maryland.

(b) SRT has the power and authority to enter into and perform this Origination Agreement and the transactions contemplated hereby. The Origination Agreement has been duly authorized by all necessary action of SRT. This Origination Agreement constitutes the legal, valid, and binding obligation of SRT enforceable in accordance with its terms, except as such enforceability may be subject to: (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally; and (ii) general principles of equity (regardless of whether such enforcement is sought in equity or at law).

(c) At the time it commences its business activities in any location or for a Mortgage Loan Type, SRT will have all federal, state, and local governmental authorizations, approvals or licenses necessary for it to own or lease its properties and assets and to carry on its business as it is proposed to be conducted, including but not limited to: (i) being duly qualified to transact business in each jurisdiction in which such qualification is required for SRT; and (ii)  being duly licensed and in good standing to make Mortgage Loans in each state in which such license is required for SRT.

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(d) The performance of this Origination Agreement by SRT shall not violate SRT’s organizational documents or any material contracts or other instruments to which it is a party or by which it is bound.

(e) No action, suit or proceeding is pending, or, to SRT’s knowledge, threatened, against SRT that would prevent SRT from consummating the transactions contemplated by this Origination Agreement.

(f) The performance by SRT of its obligations under this Origination Agreement in connection with the origination of Mortgage Loans shall not violate in any material respect applicable Mortgage Lending Laws.

Section 18. Mutual Representations. Each Party hereby represents and warrants to the other Party as follows:

(a) Kickbacks. No employee, agent or representative of the other Party has been offered, shall be offered, has received, or shall receive, directly or indirectly, from such Party, any gratuities, merchandise, cash, services benefit, fee, commission, dividend, gift, or other inducements or consideration of any kind in connection with this Agreement.

(b) Government Officials. No person employed by such Party in connection with the performance of its obligations under this Agreement is an official of the government of any foreign country, or of any agency thereof, and no part of any moneys or consideration paid to such Party hereunder shall accrue for the benefit of any such official.

(c) No Relation. No individual who will receive specific compensation from such Party as a result of the execution of this Agreement is related to any public official. The term “related” applies when a person is related by blood or marriage.

Section 19. Records Preservation, Retention, and Reporting. (a) SL acknowledges and agrees that the Mortgage Loan Documents and all other documents evidencing, underlying or relating to the Mortgage Loans are the property of SRT, and that until such time that SRT sells such Mortgage Loans to SL or others, SL shall, as custodian thereof, hold and keep any such Mortgage Loan documents and other related documents in the manner described in paragraph (b) below. As to Alternative Loans, SL shall provide SRT or its documents custodian with the originals of all Mortgage Loan Documents within the possession or control of SL within five (5) Business Days of receipt thereof. SRT’s rights under this paragraph shall survive any subsequent sale of any Mortgage Loan to SL.

(b)  To the extent SL does not tender the original Mortgage Loan documents to SRT, SL shall hold and be responsible for Mortgage Loan documents within a secure and controlled environment. SL will protect such Mortgage Loan documents from destruction or loss and from the unauthorized or illegal divulgence of confidential information and any information relating to the Mortgage Loan or the Customer. Upon reasonable request therefor, the Mortgage Loan documents will be readily available at all times after the Effective Date for use and examination by SRT or its authorized agents (including outside accountants) or any regulatory authority for any reason whatsoever, including, without limitation, use and examination in connection with complying with any federal, state or local law or regulation or in the performance of internal auditing. SL may perform its obligations under this subsection (b) through an agent selected by SL; the use of an agent in this manner, however, shall not relieve SL from responsibility for any of said obligations.

(c)  SL shall, at its own cost and expense, maintain all records and Mortgage Loan documents in accordance with all Applicable Requirements, and such reasonable additional requirements as SRT may provide to SL. SL shall permit SRT to have access to such records in a manner that enables SRT, at its expense, to comply with all record keeping requirements of the Mortgage Lending Laws and any other law applicable to SRT.

Section 20. Term: Termination. This Origination Agreement shall automatically expire and terminate upon the earlier of (i) December 31, 2027 (the “Initial Termination Date”) and (ii) the date upon which either party terminates this Origination Agreement in accordance with its rights to do so prior to the Initial Termination Date. So long as no material breach by either Party shall have occurred which remains uncured, this Agreement shall be automatically extended, without any action by the parties hereto for one (1) additional five (5) year term from and after the Initial Termination Date (the “Extension Term”).

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Notwithstanding the foregoing, in the event that (A) a Party shall materially breach any of its representations, warranties or covenants or shall materially default in the performance of any of its duties or obligations hereunder, and such breach or default shall not be substantially cured within sixty (60) days after written notice specifying the breach or default has been given by the non-breaching or non-defaulting Party, such non-breaching or non- defaulting Party may, by giving written notice thereof to the breaching or defaulting Party, terminate this Agreement for cause as of a future date specified in such notice of termination; (B) an insolvency, bankruptcy or similar proceeding shall have been commenced, or a decree or order of an appropriate court, agency or supervisory authority for the appointment of a conservator, receiver or liquidator shall have been entered against the other Party (the “Bankrupt Party”), then the other Party may, by giving written notice thereof to the Bankrupt Party, terminate this Agreement for cause as of a future date specified in such notice of termination; or (C) a SL Competitor Change of Control shall have occurred, then at any time after SRT shall have received notice of such SL Competitor Change of Control, SRT may, by giving written notice thereof to SL, terminate this Agreement as of a future date specified in such notice of termination; or (D) an SL Change of Control (other than a SL Competitor Change of Control) shall have occurred, then at any time within 30 days after the two year anniversary of such SL Change of Control, SRT may, by giving written notice thereof to SL, terminate this Agreement as of a future date specified in such notice of termination; or (E) SL shall have materially breached any of its obligations, representations, warranties or covenants contained in in any agreement between it and SRT regarding the use by SL of SRT’s trademarks and such breach shall not have been cured within the time frame prescribed therein, then SRT may, by giving written notice thereof to SL, terminate this Agreement for cause as of a future date specified in such notice of termination. The representations, warranties and covenants of the Parties made herein and the respective obligations of each Party hereunder to indemnify and hold harmless the other Party shall survive the termination of this Origination Agreement. Termination of the Origination Agreement in accordance with these provisions shall have no effect on Mortgage Loan applications in process at the time of such termination, which applications shall be processed to closing or denial.

Section 21. Termination Assistance. (a) Termination Assistance Services. Upon expiration or termination of all or part of the SRT Services for any reason, SL shall for a period of one (1) year (the “Termination Assistance Period”), upon SRT’s request and at SRT’s expense, continue to provide the SRT Services that were provided prior thereto (“Termination Assistance Services”). In providing Termination Assistance Services, SL shall provide such reasonable cooperation and technical assistance to SRT, or to a third-party service provider designated by SRT, as required to facilitate the transfer of the affected SRT Services to SRT or such third-party service provider. The rights of SRT under this Section shall be without prejudice to the Parties’ rights to pursue legal remedies for breach of this Agreement, either for breaches prior to termination or during the period this Agreement is continued in force post- termination. Termination Assistance Services shall be provided for the same fees as prior to termination, and SL shall use commercially reasonable efforts to perform the SRT Services at the same service levels as those that were in effect prior to termination. SRT hereby agrees to continue to provide the services or meet its obligations contemplated to be provided by it under the Agreement during the Termination Assistance Period in order to assist SL in complying with this Section 21(a).

(b) Development of Transition Plan. If and to the extent requested by SRT, whether prior to, upon, or following any termination of this Agreement, SL shall reasonably assist SRT in developing a plan which shall specify the tasks to be performed by the Parties in connection with the Termination Assistance Services and the schedule for the performance of such tasks. The transition plan shall include descriptions of the SRT Services, service levels, fees, documentation and access requirements that will promote an orderly transition of the SRT Services.

(c) Post-Termination Assistance. For a period of six (6) months following the Termination Assistance Period, SL shall: (i) answer all reasonable and pertinent verbal or written questions from SRT regarding the SRT Services on an “as needed” basis; and (ii) deliver to SRT any remaining SRT-owned reports, documentation and proprietary information still in SL’s possession, in whatever form and however stored, electronically or otherwise.

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Section 22. Cooperation. The Parties acknowledge that the success of their efforts under this Origination Agreement depends on the cooperation of each of them. Accordingly, each of the Parties shall use its best efforts and confer in good faith in an attempt to agree upon any matter hereunder which requires such agreement, to implement the Mortgage Loan origination program contemplated by this Agreement, and to any and all improvements, modifications or enhancements of the internal systems of either Party hereto, all as soon as possible.

Section 23. No Partnership. This Origination Agreement is intended to be, and shall be construed to be, the formation of an independent contractor relationship and not a partnership or joint venture between the Parties.

Section 24. Notices. Any notice under this Origination Agreement shall be in writing. Any notice to be given or document to be delivered to a Party pursuant to this Origination Agreement shall be effective when either (i) received in person, (ii) received by certified mail, postage prepaid, (iii) received by email attachment bearing the manual signature or verified electronic signature of a Person authorized to give notice on behalf of such Party, (iv) by received by facsimile bearing the manual signature described in clause (iii) above, or (v) received via a nationally recognized overnight delivery service, in each case addressed to the Party at the following address, or as the Party may subsequently designate:

SRT:

Steward Realty Trust, Inc.

228 Park Ave S #83098

New York, NY 10003

Attention: President

Email Address: reit@gosteward.com

with a copy to:

Steward Realty Trust, Inc.

228 Park Ave S #83098

New York, NY 10003

Attention: General Counsel

Email Address: legal@gosteward.com

SL:

Steward Lending LLC

228 Park Ave S #83098

New York, NY 10003

Attention: President

Email Address: lending@gosteward.com

with a copy to:

Steward Lending LLC

228 Park Ave S #83098

New York, NY 10003

Attention: General Counsel

Email Address: legal@gosteward.com

Any such notice shall be deemed received on the actual date of delivery of the notice to the address of the Party as evidenced by a written confirmation of receipt provided by the receiving Party to the individual delivering the notice in person, by the registered or certified mail return, by facsimile received receipt or indication of successful transmission, by the delivery receipt furnished by the overnight delivery service, or by the electronic confirmation of receipt generated by the email system being used to deliver notice, as the case may be.

Section 25. Modification of Origination Agreement. Only an instrument in writing signed by the Parties may modify this Origination Agreement or any Exhibits hereto.

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Section 26. Miscellaneous. (a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Lawful Conduct; Severability; Release. The Parties hereto shall not perform, or be expected to perform, any act hereunder that is, or is reasonably believed to be, in violation of any applicable state, local or federal law, rule or regulation. If any provision of this Agreement is now or later in violation of any thereof, then such provision shall be considered null and void for purposes of this Agreement with all other provisions remaining in full force and effect. Each party expressly releases the other from any liability in the event either of said Parties cannot fulfill any obligation hereunder due to any prohibition under local, state or federal law, rule or regulation pertaining to such obligation.

Section 27. Expenses. Except as otherwise specified in this Agreement, all costs, fees and expenses incurred in connection with the performance of any and all obligations pursuant to this Agreement shall be paid by the Party incurring such costs, fees and expenses.

Section 28. Confidentiality and No Personal Solicitation. (a) Each party understands that certain information which it has been furnished and will be furnished in connection with this Agreement, including, but not limited to information concerning business procedures or prices, policies or plans of the other party or any of its Affiliates, is confidential and proprietary, and each party agrees that it will maintain the confidentiality of such information and will not disclose it to others or use it except in connection with the proposed transactions contemplated by this Agreement, without the prior written consent of the party furnishing such information. Information which is generally known in the industry concerning a party or among such party’s creditors generally or which has been disclosed to the other party by third parties who have a right to do so shall not be deemed confidential or proprietary information for these purposes. If SL, any of its Affiliates or any officer, director, employee or agent of any of the foregoing is at any time requested or required to disclose any information supplied to it by or on behalf of SRT in connection with the transactions contemplated hereby, SL agrees to provide SRT with prompt notice of such request(s) so that SRT may seek an appropriate protective order and/or waive SL’s compliance with the terms of this Section. If SRT, any of its Affiliates or any officer, director, employee or agent of any of the foregoing is at any time requested or required to disclose any information supplied to it by or on behalf of SRT in connection with the transactions contemplated hereby, SRT agrees to provide SL with prompt notice of such request(s) so that SL may seek an appropriate protective order and/or waive SRT’s compliance with the terms of this Section. Notwithstanding the terms of this Section, if, in the absence of a protective order or the receipt of a waiver hereunder, SL or SRT is nonetheless, in the opinion of its counsel, compelled to disclose information concerning the other party to any tribunal or else stand liable for contempt or suffer other censure or penalty, SL or SRT may disclose such information to such tribunal without liability hereunder. Upon termination of this Agreement, each party agrees to promptly return to the other all confidential materials, and all copies thereof, which have been furnished to it in connection with the transactions contemplated hereby.

(b)  Data, Privacy and Security. (1) The parties hereby acknowledge and agree that: (A) SRT is the exclusive owner of all right, title and interest in and to the SRT Data; (B) SRT Data is and shall remain confidential and proprietary information of SRT; (C) SL is the exclusive owner of all right, title and interest in and to the SL Data; and (D) SL Data is and shall remain confidential and proprietary information of SL, subject to the Privacy Requirements. With respect to any SRT Data provided by SRT to SL hereunder, except to the extent expressly permitted hereunder, subject to this Section 28, or by prior written permission of SRT, SL shall not prepare any derivative work of the SRT Data or any portion thereof, or sublicense, transfer, assign, rent, lease or otherwise convey the SRT Data or any portion thereof, or any right with respect thereto, to any third party. All right, title and interest in all SRT Data made by or on behalf of SL, together with all intellectual property rights therein, shall be owned exclusively by SRT. SL hereby assigns to SRT all right, title, and interest in such SRT Data and the intellectual property rights therein. SL shall, at the request of SRT, perform any acts that SRT may reasonably deem necessary or desirable to evidence or confirm SRT’s ownership interest in such SRT Data and the intellectual property rights therein, including but not limited to making further written assignments in a form determined by SRT.

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(2) In connection with the performance of the Origination Services hereunder, SL shall comply with the Privacy Requirements, subject to (i) the mandatory compliance date of such Privacy Requirements and (ii) the applicability of such Privacy Requirements to SL as the result of SL’s provision of the Origination Services under this Agreement. The foregoing obligation to comply with the Privacy Requirements may include the following: (A) SL shall not disclose any Borrower Information to any person or entity, other than to the extent necessary to carry out SL’s express obligations under this Agreement, and for no other purpose. SL shall ensure that each person or entity to whom or to which SL intends to disclose Borrower Information shall, prior to any such disclosure of information, agree to: (i) keep confidential any such Borrower Information and (ii) use or disclose such Borrower Information only to the extent necessary to carry out SL’s express obligations under this Agreement; (B) SL shall not use Borrower Information for any purpose, including but not limited to the marketing of products or services to, or the solicitation of business from the Borrowers. SL may use the Borrower Information to the extent necessary to carry out SL’s express obligations under the Agreement. SL may also use the Borrower Information as expressly permitted by SRT in writing, to the extent that such express permission is in accordance with the Privacy Requirements; (C) SL shall assess, manage, and control risks relating to the security and confidentiality of Borrower Information, and shall use at least the same physical and other security measures to protect all Borrower Information in SL’s possession or control, as SL uses for its own confidential and proprietary information; (D) If SRT provides an Account Number to SL to enable the parties to carry out the purposes of this Agreement, SL shall use such Account Number only for such specific purpose and for no other purpose. To the extent that the obligations under (A) through (D), inclusive, in the immediately preceding sentence are not required by the Privacy Requirements, SL shall perform same upon SRT’s request at SRT’s sole cost and expense.

(c)  Without SRT’s prior written consent, which may be withheld by SRT in its sole discretion, neither SL nor any Affiliate shall solicit any Mortgagor, or cause any Mortgagor to be solicited, for subordinate financing of any Mortgage Loan or any product or service whatsoever. SL (but not any of its Affiliates) may solicit Mortgagors for prepayment of the related Mortgage Loans, but only if (i) SL has obtained SRT’s prior written consent, which will not be unreasonably withheld, (ii) such solicitation is made in compliance with the Applicable Requirements and (iii)  upon obtaining any positive responses to such solicitation, SL processes and closes the related Mortgage Loans pursuant to this Origination Agreement. Neither SRT nor any of its Affiliates shall be prohibited from soliciting any Mortgagor or causing any Mortgagor to be solicited for any product or service now offered (or hereafter offered) by SRT or any Affiliate of SRT other than for prepayment of any Mortgage Loan. SL shall not prepare or disseminate, for compensation or otherwise, any mailing lists relating to the Mortgagors, the Mortgage Loans or otherwise, including any lists of Mortgagors, without SRT’s prior written consent, which may be withheld by SRT in its sole discretion. The parties hereto nevertheless agree that (i) either SL, SRT or their respective Affiliates may from time to time undertake promotions that are directed to either their own general customer base or to the general public at large and that do not target Mortgagors directly, including, without limitation, newspaper, radio and television advertisements and mass mailing or telephone solicitations and that (ii) offers by SL, SRT or their respective Affiliates to refinance Mortgage Loans in response to, or as a result of, contact initiated by the related Mortgagors or their representatives shall not constitute solicitation.

Section 29. Further Assurances. The Parties agree that each will, from time to time, execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, such amendments and supplements hereto and such further instruments as may be reasonably required or appropriate to further express the intention of the Parties, or to facilitate the performance of this Origination Agreement.

Section 30. Indemnification. Except as otherwise provided by the terms of this Agreement, each Party hereto (each, an “Indemnitor”) agrees to indemnify, defend and hold harmless the other Party and the respective officers, directors, employees, agents, attorneys, members and shareholders of each of the foregoing (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees and disbursements in connection with any investigative, administrative or judicial proceeding) (“Losses”) imposed on, incurred by or asserted against such Indemnitees, whether brought under common law or in equity, or in contract, tort or otherwise, caused by, arising from or connected with (i) any misrepresentation or the breach in any material respect by the Indemnitor of any term, condition, representation, obligation or warranty of the Indemnitor set forth in this Agreement or in any schedule, exhibit, or certificate furnished by the Indemnitor pursuant to this Agreement; or (ii) the negligence or willful misconduct of the Indemnitor.

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Notwithstanding the prior paragraph, before either Party shall be entitled to indemnification as provided in this Section the Party claiming indemnification shall give notice to the other Party (the “Indemnitor”) of the claimed breach, negligence or willful misconduct and the Indemnitor shall have sixty (60) days to cure such breach, negligence or willful misconduct, which period of time shall be allowed before any attempt to enforce rights to indemnification hereunder. Notwithstanding anything to the contrary contained in this Agreement, such 60-day cure period shall be in lieu of and not in addition to any other cure period provided under any other provision in this Agreement. Cure of the breach, negligence or willful misconduct within the 60-day cure period shall not relieve the Indemnitor from its obligations to indemnify the Indemnitees for the Losses suffered by the Indemnitees on account of the breach, negligence or willful misconduct of the Indemnitor.

Section 31. Section Headings. The headings of the various sections of this Origination Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Origination Agreement.

Section 32. No Assignment. The Parties shall not assign all or any part of the rights or obligations, arising hereunder or delegate any duty other than as permitted by this Agreement, without first obtaining the written consent of the other Party.

Section 33. Counterparts. This Origination Agreement may be executed in any number of counterparts. Each counterpart so executed shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

Section 34. No Waivers; Remedies Cumulative. The waiver of any breach of this Origination Agreement shall not be construed to be a waiver of any other or subsequent breach. All remedies afforded by this Origination Agreement for a breach hereof shall be cumulative; that is, in addition to all other remedies provided for herein or by law or in equity.

Section 35. Binding Effect. This Origination Agreement shall inure to the benefit of and be binding upon the Parties hereto and, except as otherwise limited herein, their respective successors and permitted assigns.

Section 36. Benefit of Parties Only. This Origination Agreement is made for the sole benefit of the Parties hereto and of their respective successors and permitted assigns. Nothing herein shall create, or be deemed to create, a relationship between the Parties hereto, or either of them and any third person in the nature of a third-party beneficiary, equitable lien or fiduciary relationship.

Section 37. Survival. The provisions contained in Sections 6(e), 6(f), 14, 19(a), 20, 21 and 30 of this Agreement shall survive the termination of this Agreement.

Section 38. Opportunity to Consult Counsel. Each Party hereby acknowledges that it has had reasonable opportunity to consult with its own counsel regarding the Agreement, and that it fully understands all of the terms and provisions hereof and its rights and obligations hereunder.

Section 39. Dispute Resolution. In the event of a dispute between the parties based upon or arising out of this Agreement, the Parties shall first attempt to resolve the dispute between themselves by discussions between senior management. In the event that the dispute is not resolved in ten (10) business days, the Parties shall then submit the matter to non-binding mediation before a single mediator, who shall be a retired judge or a person who is experienced both in mediation and in the subject matter of this Agreement. Each Party shall submit to the other a list of five (5) such mediators, and the parties shall use their best efforts to agree on a single mediator within ten (10) business days following the unsuccessful conclusion of such senior management discussions. In the event that the Parties cannot so agree, then each Party shall within five (5) business days thereafter appoint a mediator and those mediators shall, within ten (10) business days, together select a third mediator who shall mediate the dispute. The mediation shall commence within fifteen (15) business days of the selection of the mediator and shall be conducted in person for eight hours on a single calendar day, or for additional hours on such day if the Parties mutually agree to do so. In the event that the dispute is not resolved through such mediation, one or both of the Parties shall within thirty (30) days thereafter commence an arbitration proceeding under the commercial rules of the American Arbitration Association before a single arbitrator. The ruling of the arbitrator shall be final and binding and shall be enforceable in any court having jurisdiction.

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IN WITNESS WHEREOF, each of the undersigned Parties has caused this Agreement to be duly executed and delivered by one of its duly authorized officers, all as of the Effective Date.

STEWARD LENDING LLC
Attest:

/s/ John F. Woods		By:	/s/ Daniel S. Miller
Name:	John F. Woods	Name:	Daniel S. Miller
Title:	Secretary	Title:	President

STEWARD REALTY TRUST, INC
Attest:

/s/ John F. Woods		By:	/s/ Daniel S. Miller
Name:	John F. Woods	Name:	Daniel S. Miller
Title:	Secretary	Title:	President & CEO

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